Exhibit 99.1

SAIC ANNOUNCES CEO SUCCESSION

Board Names Director and Former U.S. Air Force Chief of Staff John P. Jumper to Succeed

Walter P. Havenstein as CEO on March 1, 2012

(MCLEAN, Va.), February 21, 2012 — SAIC, Inc.’s (NYSE: SAI) Board of Directors announced today that John P. Jumper will succeed Walter P. Havenstein as chief executive officer on March 1, 2012. Jumper joined SAIC’s board as Director in June, 2007. From September 2001 to November 2005, Jumper was the Chief of Staff of the United States Air Force, serving as the most senior uniformed Air Force officer responsible for the organization, training and equipping of active-duty, guard, reserve and civilian forces serving in the United States and overseas.

In announcing the board’s actions, A. Thomas Young, non-executive chair of the board, said, “Given SAIC’s focus on providing the most advanced technical solutions to war fighters and government and commercial customers, after an exhaustive search of candidates the Board viewed Jumper as uniquely qualified to lead SAIC at this time. His leadership and experience particularly in national security have been invaluable to the Board of Directors these past 5 years. He knows our business and the industry extremely well and we are confident he will continue our 43-year tradition of success, outstanding customer satisfaction and superior performance.”

“I am honored to have been selected to lead SAIC and am keen to face the challenges ahead in our industry,” Jumper said. “Also, I am grateful to be given the opportunity to build upon the successes we’ve achieved under Walt Havenstein’s leadership. He’s positioned the company to take unique advantage of our strengths. I look forward to leading SAIC as we continue to provide solutions vital to our nation.”

Havenstein, who has led the company since September of 2009, announced his retirement in October, 2011.

“I am proud to have led such a talented and successful team,” said Havenstein. “It has been a great honor to have supported our men and women serving on the front lines around the world in defense of freedom. And it is humbling to be succeeded by such a capable, talented and dedicated leader as John Jumper.”

“Walt has taken SAIC to new levels during his tenure,” said Young. “Thanks to his leadership, today we’re an $11 billion company, with strong positions in our markets and I am optimistic about our future. The Board and I are very grateful to Walt for his acumen, vision and stellar management.”

Jumper, who will remain a member of SAIC’s Board of Directors, retired from the United States Air Force in 2005 after nearly 40 years of service. As a member of the Joint Chiefs of Staff, he functioned as a military advisor to the Secretary of Defense, National Security Council and the President.

Jumper earned his commission in the Air Force as a distinguished graduate of Virginia Military Institute’s ROTC program in 1966. He has commanded at all levels, from squadron to numbered Air Force to coalition and Allied Air Forces commands. A command pilot, Jumper has more than 5000 flying hours, including 1,400 combat flight hours.

He has also served at the Pentagon as Deputy Chief of Staff for Air and Space Operations, as the Senior Military Assistant to two secretaries of defense, and as Special Assistant to the Chief of Staff for Roles and Missions.

Jumper’s tenure on SAIC’s Board of Directors has been marked by the company’s sustained growth, strong position in key markets, innovation and strong customer affinity. Jumper holds a Bachelor of Science degree in electrical engineering from the Virginia Military Institute and a Master of Business Administration degree from Golden Gate University. He is a graduate of both the Air Command and Staff College and the National War College.

About SAIC

SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy & environment, health, and cybersecurity. The company’s approximately 41,000 employees serve customers in the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security, other U.S. Government civil agencies and selected commercial markets. Headquartered in McLean, Va., SAIC had annual revenues of approximately $11 billion for its fiscal year ended January 31, 2011. For more information, visit www.saic.com.

SAIC: From Science to Solutions®

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Statements in this announcement, other than historical data and information, constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause our actual results, performance, achievements, or industry results to be very different from the results, performance, or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in SAIC’s Annual Report on Form 10-K for the period ended January 31, 2011, and other such filings that SAIC makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

Contact:	Melissa Koskovich
(703) 676-6762
koskovichm@saic.com